Exhibit 99.1

ANTARES PHARMA REPORTS THIRD QUARTER 2014

OPERATING AND FINANCIAL RESULTS

EWING, NJ, November 6, 2014 — Antares Pharma, Inc. (NASDAQ: ATRS) today reported operating and financial results for the third quarter ended September 30, 2014.

Quarter and Recent Highlights

•	Increased the number of unique prescribers of OTREXUP™ to approximately 1,000 physicians at the end of the third quarter as compared to approximately 600 physicians at the end of the second quarter, according to Symphony Health Solutions.

•	Generated approximately 9,000 prescriptions through September 30, with the total number of prescriptions in the third quarter increasing approximately 80 percent over the second quarter, according to Symphony Health Solutions.

•	Reported total revenues of $6.6 million for the third quarter of 2014 and $18.1 million year-to-date. Net sales of OTREXUP based on patient prescriptions were $2.6 million for the third quarter of 2014 and $4.5 million year-to-date. In the first nine months of 2014, the Company shipped $6.4 million of OTREXUP to wholesalers.

•	Ended the quarter with $48.1 million in cash and investments and no debt.

•	Announced that the first and last patients were enrolled in a double-blind, multiple-dose, phase 3 study designed to evaluate the efficacy and safety of QuickShot® testosterone (QS T) in adult males with testosterone deficiency. The enrollment period lasted three months and was completed ahead of schedule.

•	Appointed Robert F. Apple to the newly created role of Executive Vice President, Chief Operating Officer. Mr. Apple will be responsible for all aspects of operations at Antares Pharma including sales, marketing, manufacturing and product development.

Eamonn P. Hobbs, President and Chief Executive Officer of the Company, stated, “The Company’s third quarter results showed continued, steady progress in the OTREXUP launch. The number of unique prescribers writing OTREXUP prescriptions and the total number of prescriptions generated in the third quarter increased significantly according to data received from Symphony Health Solutions. On the development side of the business, we were pleased to announce completion of enrollment in the QuickShot Testosterone study ahead of schedule. We believe that the study enrolled in half the expected time due to the level of interest in once weekly subcutaneous self-administration of testosterone.” Mr. Hobbs continued, “We are also pleased with the progress made this quarter in our collaboration business and anticipate beginning to fill pre-launch orders received from Teva for their generic epinephrine auto injector early next year.”

Third Quarter and First Nine Months Results

Total revenues were $6.6 million and $5.5 million for the three months ended September 30, 2014 and 2013, respectively, an increase of 19%. For the nine months ended September 30, 2014, the Company’s total revenue was $18.1 million compared to $15.9 million in the first nine months of 2013, an increase of 14%.

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Product sales were $3.6 million in the third quarter of 2014 compared to $3.0 million in the third quarter of 2013. For the nine months ended September 30, 2014, product sales were $8.7 million compared to $10.1 million in the first nine months of the prior year. In the three and nine months ended September 30, 2014, the Company recognized net product sales of $2.6 million and $4.5 million, respectively, from sales of OTREXUP based on estimated patient prescriptions. OTREXUP revenue recognized is net of estimated wholesaler discounts, prompt pay discounts, rebates and patient discount programs. In the first nine months of 2014, the Company shipped $6.4 million of OTREXUP to wholesalers and deferred the difference between distributor sales and prescription sales. Sales of reusable needle-free injector devices and disposable components primarily to Ferring and Teva in the third quarters of 2014 and 2013 were $0.7 million and $1.0 million, respectively, and in the first nine months of 2014 and 2013 were $3.6 million and $2.8 million, respectively. Product sales in the third quarter and first nine months of 2013 included $2.1 million and $6.2 million, respectively, of initial sales to Teva of our Vibex™ auto injector for Teva’s generic epinephrine auto injector product, device sales that were not repeated during the same period in 2014. Product sales in the first nine months of 2014 and 2013 also included $0.6 million and $0.3 million, respectively, of sales of pre-commercial pen injector devices to Teva.

Development revenues were $1.7 million in the three-month period ended September 30, 2014, compared to $1.3 million in the prior year period. For the nine months ended September 30, 2014, the Company’s development revenue was $5.0 million compared to $2.7 million in the first nine months of 2013. The development revenue in each year was primarily due to auto injector and pen injector development work for Teva.

Licensing revenues were $0.9 million and $0.1 million in the three-month periods ended September 30, 2014 and 2013, respectively. For the first nine months of 2014, licensing revenues were $2.8 million compared to $0.2 million in the first nine months of 2013. The licensing revenue in the first nine months of 2014 was primarily due to revenue recognized in connection with our license and promotion agreement with LEO Pharma executed in November of 2013. The licensing revenue in the third quarter and first nine months of 2013 was primarily due to recognition of revenue deferred in prior years under agreements with Ferring.

Royalty revenues were $0.3 million in the three-month period ended September 30, 2014 compared to $1.1 million in the same period of the prior year. For the nine-month periods ended September 30, 2014 and 2013, royalty revenues were $1.6 million and $2.9 million, respectively. We receive royalties from Teva and Ferring related to needle-free injector device sales and/or hGH sales, from Actavis on sales of Gelnique, and from Meda Pharma on sales of Elestrin®. The royalty revenue decreases were primarily the result of receiving no royalties from Teva in the second and third quarters of 2014 due to Teva’s recall of their hGH drug product Tev-Tropin®.

Total gross profit was $4.1 million and $2.5 million in the third quarters of 2014 and 2013, respectively, and was $12.3 million for the first nine months of 2014 compared to $7.4 million for the first nine months of 2013. The increases were primarily the result of increases in development and licensing revenues.

Total operating expenses were approximately $11.2 million and $8.9 million for the three months ended September 30, 2014 and 2013, respectively, and were $37.4 million and $22.3 million for the nine months ended September 30, 2014 and 2013, respectively. The increases were primarily due to increased sales and marketing costs in connection with the launch of OTREXUP along with an increase in legal fees in connection with litigation.

Net loss per share was $0.05 in each of the third quarters of 2014 and 2013, and was $0.19 and $0.12 for the nine month periods ended September 30, 2014 and 2013, respectively.

At September 30, 2014, Antares had approximately $48.1 million in cash and investments, compared to approximately $69.1 million at December 31, 2013.

Conference Call, Call Replay and Webcast

Eamonn P. Hobbs, President and Chief Executive Officer, and Robert F. Apple, Executive Vice President, Chief Operating Officer will provide a company update and review third quarter 2014 results via webcast and conference call on Thursday, November 6, 2014, at 8:30 a.m. Eastern Time (ET). A webcast of the call will be available from the investors/media section of the Company’s web site at www.antarespharma.com. Alternatively, callers may participate in the conference call by dialing 1-888-576-4387 (U.S.) or 1-719-325-2432 (International). Participants should reference the Antares Pharma conference ID 8566591. Webcast and telephone replays of the conference call will be available from 11:30 a.m. ET on November 6, 2014 through 11:30 a.m. ET on November 21, 2014. To access the replay, callers should dial 1-888-203-1112 (U.S.) or 1-719-457-0820 (International) and enter passcode 8566591.

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About Antares Pharma

Antares Pharma focuses on self-administered parenteral pharmaceutical products. The Company markets OTREXUP™ (methotrexate) injection for subcutaneous use in the treatment of adults with severe active rheumatoid arthritis and children with active polyarticular juvenile idiopathic arthritis. LEO Pharma markets OTREXUP™ to dermatologists for adults with severe recalcitrant psoriasis. Antares Pharma is also developing QuickShot® Testosterone for testosterone replacement therapy. The Company’s technology platforms include VIBEX® disposable Medi-Jet, disposable multi-use pen injectors and reusable needle-free injectors marketed as Tjet® and Zomajet® by Teva Pharmaceutical Industries, Ltd (Teva) and Ferring Pharmaceuticals (Ferring), respectively. Antares Pharma has a multi-product deal with Teva that includes Tev-Tropin® [somatropin (rDNA origin) for injection] human growth hormone (hGH), VIBEX® epinephrine and several other products. In the U.S. Antares has received FDA approval for Gelnique 3%™ (oxybutynin) gel, a treatment for overactive bladder that is marketed by Actavis. Elestrin® (estradiol gel) is FDA approved for the treatment of moderate-to-severe vasomotor symptoms associated with menopause, and is marketed in the U.S. by Meda.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements made with respect to the timing of filling pre-launch orders received from Teva for their generic epinephrine auto injector; and other statements regarding matters that are not historical facts, and involve predictions. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, achievements or prospects to be materially different from any future results, performance, achievements or prospects expressed in or implied by such forward-looking statements. In some cases you can identify forward-looking statements by terminology such as ‘‘may’’, ‘‘will’’, ‘‘should’’, ‘‘would’’, ‘‘expect’’, ‘‘intend’’, ‘‘plan’’, ‘‘anticipate’’, ‘‘believe’’, ‘‘estimate’’, ‘‘predict’’, ‘‘potential’’, ‘‘seem’’, ‘‘seek’’, ‘‘future’’, ‘‘continue’’, or ‘‘appear’’ or the negative of these terms or similar expressions, although not all forward-looking statements contain these identifying words. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and in the Company’s other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

Investor Contacts:

Jack Howarth

Vice President, Corporate Affairs

(609) 359-3016

jhowarth@antarespharma.com

TABLES FOLLOW

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ANTARES PHARMA, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in thousands)

	September 30, 2014	December 31, 2013
	(Unaudited)
Assets
Cash and investments	$48,054	$69,090
Accounts receivable	2,272	1,034
Inventory	7,993	6,461
Equipment, molds, furniture and fixtures, net	9,668	6,952
Patent rights	2,961	1,345
Goodwill	1,095	1,095
Other assets	3,491	2,955

Total Assets	$75,534	$88,932

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$14,012	$11,832
Deferred revenue	11,117	6,386
Stockholder’s equity	50,405	70,714

Total Liabilities and Stockholders’ Equity	$75,534	$88,932

ANTARES PHARMA, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(amounts in thousands except share amounts)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
Product sales	$3,559	$3,047	$8,725	$10,052
Development revenue	1,745	1,300	4,954	2,681
Licensing revenue	927	69	2,783	207
Royalties	339	1,092	1,637	2,933

Total Revenue	6,570	5,508	18,099	15,873
Cost of revenue	2,507	3,005	5,814	8,512

Gross Profit	4,063	2,503	12,285	7,361
Research and development	4,427	4,318	12,903	11,786
Sales and marketing	4,243	2,576	14,767	4,616
General and administrative	2,567	1,978	9,688	5,862

Total Operating Expenses	11,237	8,872	37,358	22,264

Operating loss	(7,174)	(6,369)	(25,073)	(14,903)
Other income and expenses	(12)	9	(6)	31

Net loss	$(7,186)	$(6,360)	$(25,079)	$(14,872)

Basic and diluted net loss per common share	$(0.05)	$(0.05)	$(0.19)	$(0.12)

Basic and diluted weighted average common shares outstanding	130,771	127,162	130,164	126,581

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